                                                                     Exhibit 8.1

                                                               December 12, 2003

Transferors (and their direct and indirect owners)
as defined in
the Securities Contribution
Agreement dated as of
the date hereof

      Re:         Amended and Restated Securities Contribution Agreement
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Dear Sirs and Madams:

          We have served as counsel to Empire Resorts, Inc. (the "Company"),  in connection with the proposed  contribution pursuant to that Amended and Restated
Securities  Contribution  Agreement,  of even date herewith  (the  "Agreement"), which provides for the  contribution  (the  "Contribution")  of Interests by the
Transferors  for  shares  of  common  stock of the  Company  to be issued by the
Company.  Our opinion has been requested with respect to certain  federal income tax consequences of the Transaction in our capacity as counsel to the Company.

          In rendering this opinion,  we have examined (i) the Internal  Revenue
Code of 1986, as amended ("Code") and Treasury regulations, (ii) the legislative history  of  applicable  sections  of the Code and  (iii)  appropriate  Internal
Revenue Service and court decisional authority. In addition, we have relied upon certain  information  made  known  to us as  more  fully  described  below.  All capitalized  terms used  herein  without  definition  shall have the  respective meanings  specified in the  Agreement,  and,  unless  otherwise  specified,  all section references herein are to the Code.

                             INFORMATION RELIED UPON

          In rendering the opinions expressed herein, we have examined:

          1.   The Agreement;

          2.   The Tax  Certificates  dated as of the date  hereof and  attached hereto as Exhibit A (the "Certificates"); and

December 12, 2003

          3.   The Company's  audited  financial  statements for the fiscal year ended December 31, 2002.

          In addition,  we have made such  examination  of law and have examined such certificates,  documents,  records and opinions as we have deemed necessary for the purposes of this opinion.  In our  examination of the documents and as a basis for the opinions  herein set forth,  we have  assumed  that all  documents submitted to us as photocopies  faithfully reproduce the originals thereof, that such originals are authentic,  the genuineness of all signatures,  that all such documents  have been or will be duly executed to the extent  required,  that all statements  set forth in such  documents are accurate and that the  transactions contemplated by the Agreement will be consummated in accordance therewith.  This opinion  expressly  assumes that (a) none of the Interests are interests in U.S.
real  property or U.S.  real property  holding  companies  within the meaning of
Section  897 of the  Code,  (b) that the  Transferors  will,  as a result of and following the  Contribution  own at least 80% of the total combined voting power of all classes of stock  entitled to vote and at least 80% of all other  classes of stock* and (c) any cash received by the Transferors pursuant to the indemnity set forth in Section 9.3 of the Agreement is  independent  of and severable from the Contribution.

          We have also obtained such additional  information and representations as we have deemed  relevant  and  necessary  through  consultation  with various officers  and  representatives  of the Company and through the above  referenced
Certificates.

          We have been  advised  that the Board of  Directors of the Company has determined  that,  among other things,  the Transaction is in furtherance of and consistent with the Company's long-term business strategies.

                                    OPINIONS

          On the basis of the foregoing and the representations contained in the
Agreement  and the  Certificates,  we are of the  opinion  that under  presently applicable federal income tax law:

          1. The  transfer  of the  Interests  by the  Transferors  to Empire in
exchange for the Exchange Shares will constitute a tax-free  exchange within the meaning of Section 351 of the Code;

          2. No gain or loss  for  U.S.  federal  income  tax  purposes  will be recognized by Empire as a result of the Contribution;

          3. No gain or loss for federal  income tax purposes will be recognized by the  Transferors  (and their direct and indirect  owners) upon the receipt of
the   Company's   common  stock   solely  in  exchange   for  their   respective
contributions; and

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* We understand that in an unrelated transaction, the Series E Preferred Stock received one vote per four shares, representing approximately 2% of the total combined voting power.

December 12, 2003

          4. The  Exchange  Shares  will not be  "United  States  real  property interests"  within  the  meaning  of  Code  Section  897(c)(1)(A)  of  the  Code immediately after the Closing Time; and

          5. No gain or loss for federal  income tax purposes will be recognized by Maurice Dabbah upon a subsequent resale of the Exchange Shares, assuming that
(i) Mr.  Dabbah  was  never a  citizen  of the  United  States,  and is and will continue to be a nonresidential  alien individual  within the meaning of Section
7701(b) of the Code; (ii) Mr. Dabbah is not present within the United States for a period or periods  aggregating 183 days or more during the taxable year of the resale;  (iii)  gain or  loss  attributable  to the  resale  is not  effectively connected with the conduct of a trade or business within the United States;  and
(iv) the Exchange Shares are not "United States real property  interests" within the meaning of Code Section  897(c)(1)(A) of the Code,  unless the exception set forth in Section 897(c)(3) of the Code is applicable.

                                   CONCLUSION

          The  opinions  expressed  herein  are based upon  existing  statutory, regulatory and judicial authority,  any of which may be changed at any time with retroactive effect. In addition,  our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements  set out in the  Certificates,  which we have assumed are true on the date  hereof  and  will  be  true  on the  date  on  which  the  Transaction  is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment  discussed  herein, as stated in such documents are, or later become, inaccurate, or if such additional information is, or later becomes,  inaccurate,  or if any of the statements  set out in the  Certificates are, or later become, inaccurate.

          Finally,  our opinions  are limited to the federal  income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Transaction.

          This  opinion  is being  provided  solely for your  benefit.  No other person or party shall be entitled to rely on this opinion.

                 /s/  OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
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                      OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP